Exhibit 107

Calculation of Filing Fee Table

FORM S-3
(Form Type)

UNUM GROUP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Notes	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	(1)	Debt	Senior Debt Securities	457(r)				0.0001381
Fees to be paid	(2)	Debt	Subordinated Debt Securities	457(r)				0.0001381
Fees to be paid	(3)	Equity	Preferred Stock, par value $0.10 per share	457(r)				0.0001381
Fees to be paid	(4)	Other	Depositary Shares	457(r)				0.0001381
Fees to be paid	(5)	Equity	Common Stock, par value $0.10 per share	457(r)				0.0001381
Fees to be paid	(6)	Other	Warrants	457(r)				0.0001381
Fees to be paid	(7)	Other	Stock Purchase Contracts	457(r)				0.0001381
Fees to be paid	(8)	Other	Units	457(r)				0.0001381
Fees Previously Paid
		Total Offering Amounts:					$ 0.00		$ 0.00
		Total Fees Previously Paid:							$ 0.00
		Total Fee Offsets:							$ 0.00
		Net Fee Due:							$ 0.00

Offering Notes
(1)
(a) The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), to defer payment of all registration fees. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(b) An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. The securities registered hereunder may be sold either separately or as units consisting of more than one type of security registered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities.

(2)	See Note 1.
(3)	See Note 1.
(4)	(a) See Note 1. (b) Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock, and will be evidenced by a depositary receipt.
(5)	See Note 1.
(6)	See Note 1.
(7)	See Note 1.
(8)	See Note 1.